EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 22, 2010, accompanying the consolidated financial statements of Access Pharmaceuticals, Inc., included in the Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 23, 2010, which is included in this Registration Statement. We consent to the inclusion in Amendment No. 2 to the Registration Statement of Access Pharmaceuticals, Inc. on Form S-1 of the aforementioned report. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Whitley Penn LLP

Dallas, Texas
April 26, 2010